THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G FILED ON FEBRUARY 14, 1997 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.


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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                          THE LEATHER FACTORY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                       Common Stock, $0.0024 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  522126101
                 --------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




SEC 1745 (2/92)               Page 1 of 4 pages

CUSIP No. 522126101                  13G                       Page 2 of 4 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Leather Factory, Inc. Employees' Stock Ownership Plan and Trust
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA/Texas
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     746,178
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   -0-
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     746,178
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     -0-
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      N/A
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


      N/A
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     7.57
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      EP
--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 4 pages

                                                            Page 3 of 4 Pages

Item 1.         (a)     NAME OF ISSUER:

                        The Leather Factory, Inc.


                (b)     ADDRESS OF ISSUER'S PRINCIPAL OFFICES:

                        3847 East Loop 820 South
                        Fort Worth, Texas 76119


Item 2.         (a)     NAME OF PERSON FILING:

                        The Leather Factory, Inc. Employees' Stock
                        Ownership Plan and Trust


                (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                        RESIDENCE:

                        Bank of Commerce, Trustee
                        P.O. 17089
                        Fort Worth, Texas 76102


                (c)     CITIZENSHIP:

                        Not applicable


                (d)     TITLE OF CLASS OF SECURITIES:

                        Common Stock, $0.0024 par value


                (e)     CUSIP NUMBER:

                        522126101


Item 3.         TYPE OF REPORTING PERSON:

                Employee Benefit Plan


Item 4.         OWNERSHIP:

                (a)     AMOUNT BENEFICIALLY OWNED:

                        746,178 shares of Common Stock

                (b)     PERCENT OF CLASS:

                        7.57

                                                               Page 4 of 4 Pages

                (c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                        (i)     Sole power to vote or to direct the vote:

                                746,178

                        (ii)    Shared power to vote or direct the vote:

                                -0-

                        (iii) Sole power to dispose or to direct the disposition of:

                                746,178

                        (iv) Shared power to dispose or to direct the disposition of:

                                -0-

Items 5. through 10.    Not Applicable.

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date:  February 11, 1997

                                      THE LEATHER FACTORY, INC. EMPLOYEES' STOCK
                                      OWNERSHIP PLAN AND TRUST

                                      By: Bank of Commerce, Trustee


                                      By: /s/ ROBERT D. ROTEN
                                          -------------------------------------
                                          Robert D. Roten, Senior Vice President